Exhibit 10.1

October 1, 2015

Mr. Adam Scheer
4 Corte Las Casas
Tiburon, California 94920

Dear Adam,

We are pleased to confirm our offer of employment to you (the “Executive”) with MRV Communications, Inc. (“MRV” or the “Company”) in the position of Senior Vice President Product Line Management and Corporate Development, reporting to Mark Bonney, President and CEO. In this role you will be responsible for Product Management, Marketing and Corporate Development and such other responsibilities assigned to you by the President and CEO and you will be an integral member of our Executive Management Team (“EMT”). As agreed, you will commence employment as soon as practical and in no event after October 12, 2015, and you have agreed to inform us of your intended start date as soon as possible. Following your relocation from Tiburon, CA, you will be based in the Princeton, New Jersey area. Your role will require extensive travel to other MRV locations both in the USA and abroad as well as to customers and partners. The Company will reimburse you for all approved travel expenses in accordance with Company policies.

Compensation: Your initial biweekly rate of pay will be $10,000.00 which expressed on an annualized basis would be equivalent to a salary of $260,000.00. Any raises in this salary will be at the sole discretion of the Company. This is a regular full-time exempt salaried position. Additionally, you will be eligible to participate in MRV’s Executive Management Incentive Plan (“EMIP”) with a target bonus of 50% of your annualized salary. Your participation in the EMIP for 2015 will be prorated based on your start date. Details of this plan will be provided and may be modified at the discretion of the Board of Directors at any time. Additionally, as we have a Bring Your Own Device cell phone policy, you will be receiving $200.00 per month as a cell phone allowance.

Relocation/Signing Bonus: As you will be relocating to the Princeton New Jersey area within the next several weeks you will receive a signing bonus to assist you with your relocation of $50,000 payable to you in January 2016. Should you voluntarily terminate your employment with MRV without Good Reason as defined in Appendix A within the first twelve months of your start date you agree to repay this relocation assistance amount to MRV.

Benefits: You will be eligible to participate in MRV’s benefits program commencing on the first day of your employment. Benefits information will be provided during your on-boarding process which will occur on or around your first day of employment through our HR department. Please note MRV reserves the right to amend or terminate benefit and incentive plans, policies or practices in accordance with the terms of those plans, policies or practices where applicable, without recourse to MRV.

Equity: We will recommend to the Compensation Committee of the MRV Board of Directors that you receive equity awards under the 2015 Long Term Incentive Plan (“LTIP”). We will be recommending a grant of 20,000 Stock Options and 7,500 Restricted Stock Awards to be granted on our next available grant date of October 15, 2015. Awards shall be granted under the MRV Communications, Inc. 2015 LTIP and shall be subject to the terms of the plan and Stock Agreement(s) to be executed between you and the Company.

Severance in the event of Termination Pursuant to a Change of Control: In the event that your employment is terminated without Cause or for Good Reason following the announcement of and during the 12-month period beginning on the date of a Change of Control as defined in Appendix A you will receive a lump sum severance payment equal to twelve months base salary promptly following such termination or, if later, promptly following the closing of such Change of Control transaction. You will also be eligible to have the cost of your COBRA benefits reimbursed for the period of time from your termination date until your employment date to a maximum of twelve months. Notwithstanding the foregoing, this severance and COBRA reimbursement shall only be payable if you deliver to the Company and do not revoke a general release and waiver of all claims related to the Company, its subsidiaries, and each of its past and present officers, directors, employees and stockholders, including without limitation claims relating to your employment by the Company and termination, discrimination claims, employment-related tort claims, contract claims and claims under this Agreement; provided, however, that, such release will not waive any rights you may have (a) to enforce your rights under this offer letter, or (b) to indemnification and directors and officers liability insurance coverage.

Section 409A Compliance: It is intended that the provisions of this offer letter and any amounts payable to you hereunder will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986. The terms of this offer letter will be construed and applied accordingly. The severance payment described in the preceding paragraph will be payable, if at all, on or before the 61st day following your termination date or, if later, the closing of the change of control, subject to your earlier satisfaction of the release condition.

General Information: Please understand that this offer is contingent upon the successful completion of your background check. At the time of hire you will need to provide documentation, required by the U.S. Citizenship and Immigration Services, to demonstrate your eligibility to work in the United States. Please review the attached Form I-9 list of acceptable documents that provides specific information you will need to present in order to meet this federal requirement.

You will receive a copy of MRV’s Assignment of Rights, Confidentiality and Non-Disclosure Agreement at the outset of your employment with MRV. You must complete and sign this agreement before commencing employment. In addition, you will receive copies of our core HR Policies and Code of Business Conduct on your first day of employment. At that time, you will be required, as a condition of employment, to certify in writing that you agree to abide by all MRV policies. If you have questions regarding these policies or the Assignment of Rights, Confidentiality and Non- Disclosure Agreement, please contact me.

This offer of employment is not a contract nor is it for any definite employment period. Therefore, your employment status with MRV will be "employment-at-will," which means there is no guarantee of employment for any specified period of time and both the employee and/or MRV can terminate the employment relationship at any time, with or without cause and for any reason or no reason.

We look forward to having you join the MRV team. Your skills and experience will be a welcomed addition to the company. Please acknowledge your acceptance of this offer by signing in the space provided below and scanning and e-mailing to pbarnett@mrv.com within two business days.

In the event you have any questions regarding this offer or the Company, please feel free to contact Mark Bonney at (843) 597-2495 or me at (747) 224-2170.

Sincerely,

/s/ Paula Winner Barnett

Paula Winner Barnett Chief Legal Officer
MRV Communications, Inc.

I have read all of the terms and conditions set forth in this offer letter and understand it completely. By my signature below, I represent that this offer letter is the only statement made by or on behalf of MRV upon which I have relied in signing this offer letter.

Agreed and accepted:

/s/ Adam Scheer	10/1/2015
Adam Scheer	Date Signed

cc: Mark Bonney

Enclosures:    Employment Eligibility Verification, Form I-9 Employment Application
ADP Screening Authorization (notarization not required) Fair Credit Reporting Act Notice and Summary of Rights
Certificate, Form W-4

Appendix A

1.	Definitions.

1.1Cause.    “Cause” is defined as the Executive’s (a) willful failure to perform the material duties of the Executive’s position after receiving written notice of such failure and being given twenty days to cure such failure; (b) willful misconduct injurious to the Company;(c) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude, or (d) material breach of this Agreement, which breach is not cured within 20 days after written notice to Executive from the Company. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done or omitted to be done in bad faith or without reasonable belief that the action or omission was in the best interest of the Company.

1.2Good Reason.    “Good Reason” shall mean, without the Executive’s written consent: (a) a material diminution in the Executive’s duties or responsibilities; (b) the Company requires the Executive, without his consent, to be based at a location which is more than 50 miles from Princeton, New Jersey, as of the date of the request; or (c) the Executive’s base salary is reduced. Notwithstanding the above, any reduction in base salary, annual short-term incentive compensation, bonus or other such payments that affects substantially all U.S. employees, shall not constitute Good Reason. In addition, the Executive agrees that a termination of employment shall not be deemed to be for Good Reason unless (i) the Executive gives the Company written notice describing the event or events which are the basis for such termination within 45 days after the event or events occur, (ii) such grounds for termination (if susceptible to correction) are not corrected by the Company within 45 days of the Company’s receipt of such notice, and (iii) the Executive terminates employment no later than 30 days after the expiration of the cure period described in clause (ii) of this paragraph.

1.3Change of Control.    “Change of Control” means the occurrence of any of the following events:

(a)the acquisition by any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (i) a subsidiary of the Company, (ii) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) of beneficial ownership (within the meaning of Rule l3d-3 under the Exchange Act), of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, other than an acquisition directly from the Company;

(b)the consummation of a merger, consolidation or other form of reorganization involving the Company unless all or substantially all of the persons who were the beneficial owners of the voting securities of the Company immediately prior to such merger, consolidation or reorganization beneficially own more than 50% of the combined voting power of the securities of the Company (or the surviving entity or any parent thereof, as the case may be) that are outstanding immediately after such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting securities of the Company immediately prior to such merger, consolidation or reorganization; or

(c)the consummation of a complete liquidation or dissolution of the Company, or of a sale or disposition of all or substantially all of the Company’s assets (whether in one transaction or a series of related transactions), unless all or substantially all of the persons who were the beneficial owners of the voting securities of the Company immediately prior to such sale or disposition beneficially own more than 50% of the combined voting power of the securities of the person or entity that acquires such assets that are outstanding immediately after such sale or disposition.